First Bancorp Reports First Quarter Earnings



Monday, April 23, 2001 (For Immediate Release)
----------------------

        TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced earnings today of $3,224,000, or $0.36 per diluted share, for the three months ended March 31, 2001 compared to earnings recorded in the first quarter of 2000 of $3,238,000, or $0.36 per diluted share. The earnings for the first quarter of 2001 represent a return on average assets of 1.41% and a return on average equity of 11.73%.

        The essentially flat earnings when comparing the first quarter of 2001 to the same quarter of 2000 are primarily a result of virtually unchanged net interest income after provision for loan losses, with offsetting increases in noninterest income and noninterest expenses. Net interest income for the first quarter of 2001 was 5.5% less than the amount of net interest income recorded in the fourth quarter of 2000. The company attributes the decrease in net interest income on a consecutive quarter basis to the significant decrease in the interest rate environment that occurred in the first quarter of 2001.

        Noninterest income for the first quarter of 2001 increased 24.4% over the amount recorded in the first quarter of 2000 primarily as a result of increases in service charges on deposit accounts, growth in the company's customer base, and higher fees from presold mortgages resulting from a higher level of mortgage loan refinancings. Noninterest expenses for the first quarter of 2001 increased 7.4% over the first quarter of 2000 as a result of the company's growth.

        The company's annualized net charge-off percentage remained low amounting to 3 basis points for the quarter. Although the company's ratio of nonperforming assets to total assets of 0.50% at March 31, 2001 is in line with industry averages, it represents an increase from year ago and previous quarter end ratios. The increase in the level of nonperforming assets is primarily related to $2.4 million in loans to one borrower that were placed on nonaccrual status during the first quarter as a result of liquidity problems being experienced by the borrower. The loans related to this borrower are collateralized by various pieces of real estate, the aggregate value of which the company believes exceeds the outstanding loan balance.

        During the first quarter of 2001, the company completed its acquisition of four branch offices in Scotland and Robeson counties, with total deposits of approximately $102 million and consumer loans of approximately $17 million. In connection with this acquisition, the company recorded intangible assets of approximately $14.4 million. The acquisition of these branches brought the company's total assets to over $1 billion for the first time in the company's history.

        During the second quarter of 2001, the company expects to complete its acquisition of Century Bancorp, Inc., a one branch institution with approximately $105 million in assets located in Thomasville, North Carolina.

        "I am pleased with the earnings being reported today," stated President and CEO Jimmie Garner. "It is encouraging that the company was able to maintain steady earnings despite the economic slowdown and significant changes in the interest rate environment experienced in the first quarter."

        "The last three months were also important strategically for the company," noted Mr. Garner. "It marked the first full quarter of integrated operations resulting from the First Savings Bancorp merger, as well as the acquisition and computer conversion of the four purchased branch offices. I would again like to welcome the new employees and customers of the acquired branches to the First Bank family."

        "I also look forward to joining forces soon with Jim Hudson, President and CEO of Century Bancorp, and his team of dedicated employees that have created such a high quality institution in Thomasville. We firmly believe we can leverage each other's strengths to gain market share in this attractive market," added Mr. Garner.

        Mr. Garner noted that, pursuant to the company's share repurchase program announced in conjunction with the execution of the merger agreement with Century Bancorp, Inc., the company repurchased 94,627 shares of its common stock at an average repurchase price of $18.39 per share during the three months ended March 31, 2001. Mr. Garner also noted that the share repurchase program has been suspended due to the pending acquisition of Century Bancorp, Inc.

                                 -------------

        The financial results discussed above reflect the effects of the completion of the merger with First Savings Bancorp, Inc., which occurred on September 14, 2000. The merger with First Savings Bancorp, Inc. was accounted for as a pooling-of-interests, and therefore all results reported reflect the combined results of First Bancorp and First Savings Bancorp, Inc.

         On October 20, 2000, First Bancorp announced the signing of a definitive merger agreement to acquire Century Bancorp, Inc. Century Bancorp is the holding company for Home Savings, Inc., SSB, a one branch savings institution located in Thomasville, NC, with total assets of $105 million. All regulatory approvals have been received, and this transaction is expected to close in the second quarter of 2001.

        First Bancorp is a bank holding company based in Troy, North Carolina. Its principal activity is the ownership and operation of First Bank, a state-chartered bank that operates 43 branch offices in a fifteen county market area centered in the central piedmont region of North Carolina. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC. Broker contacts for market makers of First Bancorp's common stock include Legg Mason (Paul Newton at 1-800-628-5770), Scott & Stringfellow, Inc. (Jeff O'Quinn at 1-800-763-1893), Sterne, Agee, & Leach, Inc. (Sandy Park at 1-800-239-6921),
Trident Securities (Sadler Stukes at 1-800-340-6321), and Wachovia Securities, Inc. (Kel Normann at 1-800-929-1019).

        Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary. For additional information, please contact:
                                Mr. James H. Garner
                                President & Chief Executive Officer
                                Telephone: (910) 576-6171


        This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

--------------------------------------------------------------------------------

First Bancorp has filed a proxy statement/prospectus and other documents concerning the acquisition of Century Bancorp, Inc. with the United States Securities and Exchange Commission ("SEC") and the proxy statement/prospectus has been mailed to Century's shareholders. These documents contain important information and we urge Century shareholders to read the proxy statement/prospectus and other documents filed with the SEC carefully. You can obtain the documents free from the SEC's website, www.sec.gov. In addition, you may obtain a copy for free from the Corporate Secretary of Century Bancorp, Inc., 22 Winston Street, Thomasville, North Carolina 27360, telephone (336) 475-4663.

--------------------------------------------------------------------------------

================================================================================
                         First Bancorp and Subsidiaries
                                Financial Summary
================================================================================


                                                        Three Months Ended
                                                    --------------------------
                                                            March 31,
                                                    --------------------------      Percent
($ in thousands except per share data - unaudited)     2001            2000         Change
-----------------------------------------------------------------------------------------------

INCOME STATEMENT

Interest income
   Interest and fees on loans                        $ 16,422         14,171
   Interest on investment securities                    1,805          2,532
   Other interest income                                  197            234
                                                     --------       --------
      Total interest income                            18,424         16,937          8.8%
                                                     --------       --------
Interest expense
   Interest on deposits                                 8,581          6,833
   Interest on borrowings                                 524            710
                                                     --------       --------
      Total interest expense                            9,105          7,543         20.7%
                                                     --------       --------
        Net interest income                             9,319          9,394         (0.8%)
Provision for loan losses                                 220            310        (29.0%)
                                                     --------       --------
Net interest income after provision
      for loan losses                                   9,099          9,084          0.2%
                                                     --------       --------
Noninterest income
   Service charges on deposit accounts                    908            746
   Other service charges, commissions, and fees           580            507
   Fees from presold mortgages                            138             89
   Commissions from credit insurance sales                152            145
   Data processing fees                                    47             20
   Other gains (losses)                                    37            (10)
                                                     --------       --------
      Total noninterest income                          1,862          1,497         24.4%
                                                     --------       --------
Noninterest expenses
   Personnel expense                                    3,405          3,189
   Occupancy and equipment expense                        775            678
   Intangibles amortization                               182            158
   Other operating expenses                             1,703          1,621
                                                     --------       --------
      Total noninterest expenses                        6,065          5,646          7.4%
                                                     --------       --------
Income before income taxes                              4,896          4,935         (0.8%)
Income taxes                                            1,672          1,697         (1.5%)
                                                     --------       --------
Net income                                           $  3,224          3,238         (0.4%)
                                                     ========       ========

Effect of nonrecurring items, net of taxes                (24)             6
                                                     --------       --------

Net income, excluding nonrecurring items             $  3,200          3,244         (1.4%)
                                                     ========       ========

ADDITIONAL INCOME STATEMENT INFORMATION

 Intangibles amortization - net of tax benefit       $    151            135
                                                     ========       ========
Tax equivalent net interest income
     Net interest income, as recorded                $  9,319          9,394
     Tax equivalent adjustment                            143            151
                                                     --------       --------
          Tax equivalent net interest income         $  9,462          9,545         (0.9%)
                                                     ========       ========


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




================================================================================
                         First Bancorp and Subsidiaries
                           Financial Summary - page 2
================================================================================

                                                                                 Three Months Ended
                                                                                      March 31,
                                                                         ----------------------------------           Percent
SHARE DATA                                                                    2001                 2000                Change
-----------------------------------------------------------------------------------------------------------------------------------

Earnings per share - basic, as reported                                  $        0.37               0.37               0.0%
Earnings per share - basic, excluding non-recurring items                         0.36               0.37              -2.7%
Earnings per share - diluted, as reported                                         0.36               0.36               0.0%
Earnings per share - diluted, excluding non-recurring items                       0.36               0.36               0.0%
Cash dividends declared                                                           0.22               0.17              29.4%
Stated book value                                                                12.66              12.15               4.2%
Tangible book value                                                              10.50              11.57              -9.2%
Common shares outstanding at end of period                                   8,755,161          8,911,475
Weighted average shares outstanding - basic                                  8,774,877          8,865,941
Weighted average shares outstanding - diluted                                8,987,252          9,098,387

SELECTED RATIOS
Return on average assets, as reported                                             1.41%              1.47%
Return on average assets, excluding non-recurring items                           1.40%              1.47%
Return on average equity, as reported                                            11.73%             11.99%
Return on average equity, excluding non-recurring items                          11.64%             12.01%
Net interest margin - tax equivalent                                              4.35%              4.56%
Efficiency ratio - tax equivalent, as reported                                   53.56%             51.13%
Efficiency ratio - tax equivalent, excluding non-recurring items                 53.73%             51.09%
Shareholders' equity to assets                                                   10.73%             11.78%
-----------------------------------------------------------------------------------------------------------------------------------

TREND INFORMATION
($ in thousands except share data)
                                                                                       For the Three Months Ended
                                                                                       --------------------------
                                                                 March 31,  Dec. 31,   Sept. 30,   June 30,   March 31, One Year
INCOME STATEMENT                                                   2001       2000       2000       2000       2000      Change
                                                                   ----       ----       ----       ----       ----      ------
Net interest income - tax equivalent                             $ 9,462     10,014      9,841      9,889      9,545     (0.9%)
Taxable equivalent adjustment                                        143        149        146        148        151     (5.3%)
Net interest income                                                9,319      9,865      9,695      9,741      9,394     (0.8%)
Provision for loan losses - recurring in nature                      220        240        285        350        310    (29.0%)
Noninterest income - recurring in nature                           1,825      1,469      1,451      1,419      1,507     21.1%
Noninterest expense- recurring in nature                           6,065      6,129      5,915      5,863      5,646      7.4%
Nonrecurring items, net(1)                                            37        811     (5,614)        88       (10)      n/m
Income (loss) before income taxes                                  4,896      5,776       (668)     5,035      4,935     (0.8%)
Income taxes                                                       1,672      2,033        255      1,751      1,697    (1.5%)
Net income (loss)                                                  3,224      3,743       (923)     3,284      3,238    (0.4%)
Nonrecurring (income)/expense, net of taxes                          (24)      (492)     4,065        (54)         6      n/m
Net income, excluding nonrecurring items                           3,200      3,251      3,142      3,230      3,244    (1.4%)

Earnings (loss) per share - basic, as reported                      0.37       0.42      (0.10)      0.37      0.37      0.0%)
Earnings per share - basic, excluding non-recurring items           0.36       0.37       0.35       0.36      0.37      (2.7%)
Earnings (loss) per share - diluted                                 0.36       0.41      (0.10)      0.36      0.36      (0.0%)
Earnings per share - diluted, excluding non-recurring items         0.36       0.36       0.35       0.35      0.36      (0.0%)
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes gains and losses from securities sales, loan sales, fixed assets, other real estate, and other nonrecurring items. The quarter ended September 30, 2000 also includes merger expenses totaling $3,188,000 and a provision for loan losses entry for $420,000 to conform an acquired institution's credit risk practices to those of First Bancorp.

================================================================================
                         First Bancorp and Subsidiaries
                           Financial Summary - page 3
================================================================================


                                March 31,         Dec. 31,       Sept. 30,       June 30,        March 31,     One Year
PERIOD END BALANCES               2001              2000           2000           2000             2000         Change
                                  ----              ----           ----           ----             ----         ------
Assets                         $1,033,078         915,167         928,820         954,887         918,490         12.5%
Securities                        110,441         117,521         107,299         157,692         162,820        (32.2%)
Loans                             770,749         746,089         730,134         704,714         673,089         14.5%
Allowance for loan losses           8,386           7,893           7,773           7,143           6,908         21.4%
Intangible assets                  18,910           4,630           4,788           4,946           5,104        270.5%
Deposits                          887,813         770,379         769,008         752,787         731,392         21.4%
Borrowings                         26,200          26,200          41,200          84,000          70,500        (62.8%)
Shareholders' equity              110,802         110,684         109,961         110,700         108,244          2.4%


                                                                             For the Three Months Ended
                                                                             --------------------------
                                                       March 31,   Dec. 31,   Sept. 30,   June 30,   March 31,   One Year
YIELD INFORMATION                                        2001       2000       2000        2000       2000      Change (2)
                                                         ----       ----       ----        ----       ----      ----------
Yield on loans                                           8.85%      9.03%      8.97%      8.85%      8.64%        21 bp
Yield on securities - tax equivalent                     6.97%      6.82%      6.93%      6.43%      6.44%        53 bp
Yield on other earning assets                            5.37%      7.38%      6.26%      6.63%      6.14%       (77 bp)
   Yield on all interest earning assets                  8.54%      8.70%      8.57%      8.36%      8.16%        38 bp

Rate on interest bearing deposits                        4.94%      4.95%      4.79%      4.41%      4.20%        74 bp
Rate on other interest bearing liabilities               6.45%      6.43%      7.17%      6.31%      5.62%        83 bp
   Rate on all interest bearing liabilities              5.00%      5.00%      4.95%      4.57%      4.30%        70 bp

        Interest rate spread - tax equivalent            3.54%      3.70%      3.62%      3.79%      3.86%       (32 bp)
        Net interest margin - tax equivalent (1)         4.35%      4.54%      4.41%      4.56%      4.56%       (21 bp)

        Average prime rate                               8.64%      9.50%      9.50%      9.25%      8.69%        (5 bp)


(1) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.
(2) Expressed in terms of change in basis points from previous year.




                                                 March 31,    Dec. 31,     Sept. 30,   June 30,     March 31,    One Year
                                                   2001         2000         2000        2000         2000        Change
                                                   ----         ----         ----        ----         ----        ------
ASSET QUALITY DATA

Nonaccrual loans                                 $3,598          626          992          738        1,199       200.1%
Restructured loans                                  231          237          243          249          252        (8.3%)
                                                 ------        -----        -----        -----        -----
     Total nonperforming loans                    3,829          863        1,235          987        1,451        163.9%
Other real estate                                 1,324          893          738          767          997         32.8%
                                                 ------        -----        -----        -----        -----
     Total nonperforming assets                  $5,153        1,756        1,973        1,754        2,448        110.5%
                                                 ======        =====        =====        =====        =====
Net charge-offs to average loans - annualized      0.03%        0.06%        0.04%        0.07%        0.05%      (2 bp*)
Nonperforming loans to total loans                 0.50%        0.12%        0.17%        0.14%        0.22%      28 bp*
Nonperforming assets to total assets               0.50%        0.19%        0.21%        0.18%        0.27%      23 bp*
Allowance for loan losses to total loans           1.09%        1.06%        1.06%        1.01%        1.03%       6 bp*


* Expressed in terms of change in basis points from previous year.
==========================================================================================================================